Exhibit 10.2

February 25, 2003

Mr. Michael M. Laddon

414 Faye Lane

Redondo Beach, CA  90277

Dear Mike:

                Thank you for your interest in joining Longs Drug Stores California, Inc.  It is a pleasure to confirm our revised offer of employment for the position of Senior Vice President, Chief Information Officer.  This offer is based on the following mutual understanding:

1.                                       You will receive an annual salary of  $300,000 payable in equal bi-weekly amounts of $11,538.46 for the first year of employment.

2.                                       You will receive during your first year of employment a bonus that is targeted at 40% of your base annual salary. For the first year, Longs will guarantee 50% of your bonus, or $60,000.  Thereafter, your bonus will be based on your individual as well as the Company’s overall performance.

3.                                       Upon relocation to the Bay Area on or about July of 2004, you will be paid a hiring bonus of $100,000, which will be taxed for state and federal income tax purposes. Should you resign from the company within 3 years of your hire date, you will be required to repay a prorated portion of this bonus as follows: 0-12 months, 100%; 13-24 months, 67%; 25-36 months, 33%.

4.                                       You will be granted a non-qualified stock option grant of 30,000 shares which will be valued as of the day your employment begins with Longs Drugs according to the then current Company vesting policy.

5.                                       You will be reimbursed for reasonable moving expenses based on information submitted by you to the Company, which will be grossed up for state and federal income tax purposes where allowable by IRS regulations.  All realtor fees associated with the sale of your primary residence in Redondo Beach will be reimbursed per the Company’s current relocation policy.

6.                                       During the interim living period between your date of hire and relocation , Longs will pay for up to $30,000 in temporary living and airline commute expenses (up to three trips per month). This will also be grossed up for state and federal income tax purposes. Details of this arrangement will follow.

7.                                       If you are unable to sell your residence within six months from your relocation date of July, 2004,  the Company will purchase your current residence at an agreed upon price based on the average of no less than two appraisals by jointly approved appraisers with the timing of the purchase to be mutually agreed upon.

8.                                       Fifteen thousand dollars will be paid in advance of your actual relocation to offset incidental costs associated with your move.

9.                                       You will begin to accrue vacation immediately at the rate of four weeks per year.

10.                                 You will receive a car allowance in the amount of $710.00 per month that is payable on the second paycheck of each month. This is considered taxable as income and will have appropriate federal and state income taxes withheld.

11.                                 You will immediately be placed on the Executive Medical Plan including appropriate dependents.  This plan includes dental and vision care.

12.                                 Information regarding the following programs will be sent to you under separate cover and are included as part of your overall employment with Longs:

a.               Employee Savings and Profit sharing, life insurance and long term disability

b.              Available medical insurance coverage options

c.               “Termination Benefits in the Event of a Change in Corporate Control”

13.                                 You will be provided the Company’s current standard agreement for termination benefits in the event of change in corporate control, as provided to other Company Senior Vice Presidents.

14.                                 It is mutually agreed that for a two year initial period of your employment with the Company, that the Company shall have limited liability for severance.  Should the work arrangements be dissolved during this two year period, the parties mutually agree as follows:

A.                                   Should Longs choose to sever its employment relationship with you in the first two years for any reason other than for cause, the Company will provide a cash payment equal to one year’s salary plus your bonus during the first year, and if in the second year, 90% of the estimated bonus for that year.  For purposes of this calculation, the estimated bonus will be based on the Company’s operating plan.  At the conclusion of the one-year period, a settlement of the amount due to you will occur.  The settlement will true up 90% of the estimated bonus to the actual amount if you had been employed during that period of time.

B.                                     Should you cause your employment to be terminated by your resignation or by being discharged for gross or willful misconduct relating to the performance by you of your duties at the Company, no compensation will be due, other than that accrued to that point.

Mike, I am pleased to extend this offer and I look forward to working with you.

Sincerely,

LONGS DRUG STORES CALIFORNIA, INC.

/s/ Warren F. Bryant
Warren F. Bryant
President and Chief Executive Officer

I accept your offer of employment as stated in this letter.

/s/ Michael M. Laddon	March 14, 2003
Michael M. Laddon	Date